EXHIBIT 2
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                            STOCK PURCHASE AGREEMENT

Stock Purchase Agreement (this "AGREEMENT"), dated November 25, 2002, by and between William M. Sams (the "SELLER") and Invemed Catalyst Fund, L.P., a Delaware limited partnership (the "PURCHASER").

         1. On the date hereof, Purchaser shall purchase and Seller shall sell (the "SALE"), all right, title and interest in (a) 74,074 shares of Common Stock, par value $0.01 (the "COMMON SHARES"), of Key3Media Group, Inc.(the "COMPANY"), and (b) 80,000 shares of Series B 5.5% Convertible Redeemable Preferred Stock, par value $0.01 per share (the "PREFERRED SHARES" and together with the Common Shares, the "SHARES"), held by Seller for an aggregate price of $2.00 in immediately available United States funds (the "PURCHASE PRICE").

         2. On the date hereof, (a) Seller shall deliver to Purchaser a certificate representing the Common Shares and a certificate representing the Preferred Shares, each duly endorsed in blank or accompanied by a duly executed stock power, in proper form for transfer, (b) Purchaser shall deliver to Seller the Purchase Price by wire transfer of immediately available funds or check made out to Seller.

         3. In order to induce Purchaser to effect the Sale, and in consideration therefor, Seller hereby represents and warrants to, and covenants with, Purchaser that (a) Seller owns beneficially and of record the Shares sold by him and has good and valid title to such Shares, free and clear of any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien or preference, priority, right or other security interest (collectively, "LIENS"),
(b) upon delivery to Purchaser of the stock certificates representing Seller's Shares and payment therefor, Purchaser shall acquire good and valid title to such Shares, free and clear of all Liens, other than those created by Purchaser, and (c) the Shares represent all the shares of capital stock owned by Seller in the Company.

         4. In order to induce Seller to effect the Sale, and in consideration therefor, Purchaser hereby represents and warrants to, and covenants with, Seller that Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares hereunder. Purchaser is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act. Purchaser is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof in violation of any federal or state securities or "blue sky" laws, or with the present intention of distributing or selling such Shares in violation of any federal or state securities or "blue sky" law. Purchaser understands and agrees that the Preferred Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act or pursuant to an exemption therefrom. Purchaser understands and agrees that the Preferred Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without compliance with state, local and foreign securities laws (in each case to the extent applicable).

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         5.       Neither party has made and makes any representation or
warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement and neither party has any obligations to the other, whether express or implied.

         6. This Agreement may be executed in counterparts, with all such counterparts together constituting one instrument. This Agreement may be executed and delivered by facsimile, followed promptly upon request by delivery of the original.

         7. In the event any provision of this Agreement shall be determined to be invalid or unenforceable by any court of competent jurisdiction, the remainder of this Agreement shall be effected thereby in any invalid or unenforceable provision shall be reformed so as to be valid and enforceable to the full extent permitted by law.

         8. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No waiver or modification of this Agreement shall be enforceable unless it is in writing, making specific reference to this Agreement and signed by all parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws provisions thereof.



                                   By:  /s/ William M. Sams
                                        ---------------------------------------
                                        William M. Sams


                                   Invemed Catalyst Fund, L.P.

                                   By:  Invemed Catalyst GenPar, LLC,
                                        general partner

                                        By:  Gladwyne Catalyst GenPar, LLC,
                                             managing member

                                             By: /s/ Suzanne Present
                                                 ------------------------------
                                                 Name:   Suzanne Present
                                                 Title:  Member